Exhibit 5.1

December 17, 2009

Transcend Services, Inc.

One Glenlake Parkway

Suite 1325

Atlanta, Georgia 30328

RE:	Registration Statement on Form S-3 (Registration No. 333-162106)

Ladies and Gentlemen:

We have acted as counsel to Transcend Services, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced registration statement on Form S-3, as amended (the “Registration Statement”) including the base prospectus “Base Prospectus”) contained therein, under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement pertains to the registration of up to $75,000,000 in aggregate offering prices of securities to be offered by the Company from time to time, and up to 1,500,000 shares of Common Stock, $0.05 par value, to be offered by Selling Stockholders from time to time. The Registration Statement relates to the proposed offer and sale by the Company of the following securities (the “Securities”): (a) debt securities (the “Debt Securities”); (b) shares of common stock, $0.05 par value per share (the “Common Stock”); (c) one or more series of shares of preferred stock, par value $0.01 per share (the “Preferred Stock”); and (d) warrants to purchase Debt Securities, Preferred stock, or Common Stock (the “Warrants”).

We have also acted as counsel to the Company in connection with filing of prospectus supplements to the Base Prospectus dated December 9, 2009 and December 17, 2009.

The Company, certain Selling Stockholders named in the prospectus supplements, and Lazard Capital Markets, LLC, as representative of several underwriters, have entered into an Underwriting Agreement, (“Underwriting Agreement”) for the issuance and sale by the Company of 1,500,000 shares of Common Stock, and the sale by the Selling Stockholders of 720,000 shares of Common Stock pursuant to the Registration Statement, Base Prospectus, and prospectus supplements. The Company and the Selling Stockholders have each granted an option to the underwriters to acquire up to an additional 333,000 shares from them in proportion to the initial share commitment, which would also be sold pursuant to the Base Prospectus and prospectus supplements. The shares to be sold by the Company are hereinafter referred to as the “Company Shares”, and the shares to be sold by the Selling Stockholders are hereinafter referred to as the “Selling Stockholder Shares”.

This opinion is delivered to you pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Commission. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or any prospectus supplement other than as expressly stated herein with respect to the issuance of the Common Stock by the Company and the Common Stock to be sold by the Selling Stockholders.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and By-laws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Company Shares and the Selling

Stockholder Shares, as provided to us by the Company, certificates of public officials and of representatives of the company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials, including a Certificate of Good Standing for the Company dated December 15, 2009, and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that:

1. When sold in the manner contemplated in the Registration Statement and prospectus supplements, the Company Shares will be validly issued, fully paid and nonassessable.

2. The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

The opinions set forth in paragraphs 1 and 2 above are each subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or referential transfers, and (b) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of the specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

This opinion is limited to the Delaware General Corporate Law (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret the DGCL and such provisions of the Delaware Constitution, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, PLLC
WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
A Professional Limited Liability Company